Exhibit 99.1

CONTACTS:	Dennis M. Oates	Ross C. Wilkin	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS SIGNIFICANTLY IMPROVED Q2 2017 RESULTS

•	Q2 Sales of $52.6 Million, Up 7.6% Sequentially, and Up 28.2% vs. Q2 2016

•	Net Income in Q2 Totals $1.2 Million, or $0.17 per Diluted Share

•	EBITDA in Q2 Increased to $7.3 Million, Up 74.0% Sequentially, and Up 69.4% vs. Q2 2016

•	Quarter-End Backlog of $63.5 Million, Up 11.2% Sequentially, and Up 64.8% vs. Q2 2016

BRIDGEVILLE, PA July 26, 2017 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported strong sales growth including record premium alloy sales and a return to bottom-line profitability in the second quarter of 2017. Results for the second quarter of 2017 included sequential and year-over-year increases in net sales and backlog, as well as in gross margin, net income and EBITDA.

Net sales for the second quarter of 2017 were $52.6 million, up 7.6% sequentially, and up 28.2% compared with the second quarter of 2016. All end markets made substantial contributions to the year-over-year growth, while sequential growth was driven by aerospace, power generation and heavy equipment sales, which increased 8.6%, 12.7% and 16.4%, respectively. In the second quarter of 2017, aerospace represented 55.1% of total sales.

Sales of premium alloys in the second quarter of 2017 reached a record $6.8 million, or 12.9% of sales, compared with $5.8 million, or 11.9% of sales, in the first quarter of 2017, and $3.8 million, or 9.2% of sales, in the second quarter of 2016.

For the first six months of 2017, sales increased 25.9% to $101.5 million from $80.6 million in the same period of 2016. Sales of premium alloys increased 60.7% to $12.6 million, or 12.4% of sales, in the first half of 2017, versus $7.8 million, or 9.7% of sales, in the first half of 2016.

The Company’s gross margin for the second quarter of 2017 was $7.2 million, or 13.6% of sales, a substantial increase from $4.2 million, or 8.7% of sales, in the first quarter of 2017, and $4.3 million, or 10.6% of sales, in the second quarter of 2016. Gross margin in the second quarter of 2017 benefited from the realization of manufacturing productivity savings, improved operating leverage, as well as a more favorable product mix.

For the second quarter of 2017, SG&A was $4.5 million, or 8.6% of sales, compared with $4.7 million, or 9.7% of sales, in the first quarter of 2017, and $4.6 million, or 11.2% of sales, in the 2016 second quarter.

The Company achieved net income of $1.2 million, or $0.17 per diluted share in the second quarter of 2017, compared with a net loss of $1.2 million, or $0.17 per diluted share in the first quarter of 2017, and a net loss of $0.8 million, or $0.11 per diluted share, in the second quarter of 2016.

For the first half of 2017, the Company was breakeven on a net income basis versus recording a net loss of $3.2 million, or $0.45 per diluted share, in the first half of 2016.

The Company’s EBITDA for the second quarter of 2017 improved substantially to $7.3 million, an increase of $3.1 million, or 74.0%, sequentially, and was up $3.0 million, or 69.4%, compared with the second quarter of 2016.

Backlog (before surcharges) at June 30, 2017 was $63.5 million, up 11.2% from March 31, 2017, and up 64.8% from the end of the 2016 second quarter.

The Company’s debt was $77.7 million at June 30, 2017, compared with $74.5 million at March 31, 2017, reflecting additional working capital required to support increased business activity. Capital expenditures for the second quarter of 2017 were $1.7 million, compared with $1.4 million in the first quarter of 2017 and $0.9 million in the second quarter of 2016.

Chairman, President and CEO Dennis Oates commented: “The recovery that began in the first quarter of 2017 continued to show traction in the second quarter, with business and plant activity levels strong and our sales growing both sequentially and year-over-year. Premium alloy sales reached a new record reflecting our progress in advancing the transformation of Universal Stainless through our focus on faster growth in value-added premium alloys. That progress, combined with further cost improvements, led to a step-change in our gross margin, which is at the highest level since 2014. As a result, we saw a decisive return to bottom-line profitability in the quarter, with net income of $0.17 per diluted share, as well as substantial growth in EBITDA.

“As we enter the third quarter and second half of the year, business conditions and demand remain positive with continued strength in our order entry and backlog.”

Webcast

The Company has scheduled a conference call for today, July 26, 2017, at 10:00 a.m. (Eastern) to discuss second quarter 2017 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the third quarter of 2017.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Sales
Stainless steel	$37,156	$30,172	$72,190	$59,449
High-strength low alloy steel	3,418	3,784	7,590	7,563
Tool steel	8,665	4,305	15,722	8,207
High-temperature alloy steel	2,901	1,626	4,877	3,266
Conversion services and other sales	467	1,143	1,103	2,139

Total net sales	52,607	41,030	101,482	80,624

Cost of products sold	45,441	36,691	90,071	74,944

Gross margin	7,166	4,339	11,411	5,680

Selling, general and administrative expenses	4,499	4,591	9,228	8,429

Operating income (loss)	2,667	(252)	2,183	(2,749)

Interest expense	1,020	887	1,959	1,870
Deferred financing amortization	64	61	128	888
Other (income) expense	(14)	39	(20)	92

Income (loss) before income taxes	1,597	(1,239)	116	(5,599)

Provision (benefit) for income taxes	369	(437)	107	(2,357)

Net income (loss)	$1,228	$(802)	$9	$(3,242)

Net income (loss) per common share - Basic	$0.17	$(0.11)	$0.00	$(0.45)

Net income (loss) per common share - Diluted	$0.17	$(0.11)	$0.00	$(0.45)

Weighted average shares of common stock outstanding
Basic	7,219,423	7,196,891	7,217,943	7,179,746
Diluted	7,360,137	7,196,891	7,333,106	7,179,746

MARKET SEGMENT INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Sales
Service centers	$37,382	$29,817	$70,111	$57,331
Original equipment manufacturers	4,756	3,395	8,878	7,690
Rerollers	5,259	3,281	11,812	6,496
Forgers	4,744	3,394	9,578	6,968
Conversion services and other sales	466	1,143	1,103	2,139

Total net sales	$52,607	$41,030	$101,482	$80,624

Tons shipped	10,090	8,313	20,421	15,884

MELT TYPE INFORMATION

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Sales
Specialty alloys	$45,371	$36,108	$87,776	$70,644
Premium alloys *	6,770	3,779	12,603	7,841
Conversion services and other sales	466	1,143	1,103	2,139

Total net sales	$52,607	$41,030	$101,482	$80,624

END MARKET INFORMATION **

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Sales
Aerospace	$28,995	$26,293	$55,687	$51,659
Power generation	4,774	3,427	9,008	6,924
Oil & gas	4,814	2,834	9,703	6,179
Heavy equipment	8,948	4,371	16,633	8,404
General industrial, conversion services and other sales	5,076	4,105	10,451	7,458

Total net sales	$52,607	$41,030	$101,482	$80,624

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
Assets

Cash	$97	$75
Accounts receivable, net	29,030	19,437
Inventory, net	100,140	91,342
Other current assets	4,237	2,729

Total current assets	133,504	113,583
Property, plant and equipment, net	177,408	182,398
Other long-term assets[1]	64	64

Total assets	$310,976	$296,045

Liabilities and Stockholders’ Equity

Accounts payable	$29,129	$19,906
Accrued employment costs	3,253	3,803
Current portion of long-term debt	4,675	4,579
Other current liabilities	1,051	898

Total current liabilities	38,108	29,186
Long-term debt	73,013	67,998
Deferred income taxes	16,757	17,629
Other long-term liabilities	12	12

Total liabilities	127,890	114,825
Stockholders’ equity	183,086	181,220

Total liabilities and stockholders’ equity	$310,976	$296,045

CONSOLIDATED STATEMENTS OF CASH FLOW

	Six months ended
	June 30,
	2017	2016
Operating activities:
Net income (loss)	$9	$(3,242)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	9,365	9,147
Deferred income tax	(16)	(2,365)
Write-off of deferred financing costs	—	768
Share-based compensation expense	971	684
Net gain on asset disposals	—	(349)
Changes in assets and liabilities:
Accounts receivable, net	(9,614)	(2,350)
Inventory, net	(9,798)	(2,141)
Accounts payable	8,655	6,140
Accrued employment costs	(550)	186
Income taxes	117	265
Other, net	(752)	19

Net cash (used in) provided by operating activities	(1,613)	6,762

Investing activities:
Capital expenditures	(3,068)	(1,736)
Proceeds from sale of property, plant and equipment	—	1,571

Net cash used in investing activities	(3,068)	(165)

Financing activities:
Borrowings under revolving credit facility	158,180	131,030
Payments on revolving credit facility	(150,830)	(152,298)
Borrowings under term loan facility	—	30,000
Payments on term loan facility, capital leases, and convertible notes	(2,751)	(15,171)
Payments of deferred financing costs	—	(702)
Proceeds from the issuance of common stock	104	500

Net cash provided by (used in) financing activities	4,703	(6,641)

Net increase (decrease) in cash	22	(44)
Cash at beginning of period	75	112

Cash at end of period	$97	$68

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

	Three Months ended		Six Months ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss)	$1,228	$(802)	$9	$(3,242)
Interest expense	1,020	887	1,959	1,870
Provision (benefit) for income taxes	369	(437)	107	(2,357)
Depreciation and amortization	4,648	4,641	9,365	9,147

EBITDA	7,265	4,289	11,440	5,418
Share-based compensation expense	437	279	971	684
Write-off of deferred financing costs	—	—	—	768

Adjusted EBITDA	$7,702	$4,568	$12,411	$6,870